EXHIBIT 5(a)

Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Wachovia Capital Markets, LLC
As the Underwriters
named in the Underwriting Agreement
dated March 13, 2008 among the
Underwriters and American Electric Power Company, Inc.
(the "Underwriting Agreement")

March 20, 2008

Ladies and Gentlemen:

I am an employee of American Electric Power Service Corporation, an affiliate of American Electric Power Company, Inc. (the "Company"), and have acted as counsel to the Company in connection with your agreement to purchase $315,000,000 aggregate principal amount of 8.75% Junior Subordinated Debentures (the "Debentures"), of the Company, pursuant to the Underwriting Agreement.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

I have examined (1) the Junior Subordinated Indenture dated as of March 1, 2008 (the "Indenture") as to be supplemented by a Company Order and Officer’s Certificate, each dated as of March 20, 2008 (collectively, the "Company Order"), from the Company to The Bank of New York, as Trustee (the "Trustee"), (2) the Underwriting Agreement, (3) the Registration Statement and (4) the Prospectus.  In addition, I have examined, and have relied as to matters of fact upon the originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents or oral statements of public officials and of officers and representatives of the Company, and have made such other and further investigations as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based on the foregoing, I am of the opinion that:

(a)           The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of New York and has full corporate power and authority to conduct its business as described in the Registration Statement and Prospectus.

(b)           The execution, delivery and performance by the Company of the Underwriting Agreement and the Company Order and the performance of the Indenture and the consummation by the Company of the transactions contemplated therein and compliance by the Company with their obligations thereunder do not and will not result in any violation of the charter or bylaws of the Company or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company and do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company is a party or by which it may be bound or to which any of its properties may be subject (except for conflicts, breaches or defaults which would not, individually or in the aggregate, be materially adverse to the Company or materially adverse to the transactions contemplated by the Underwriting Agreement).

(c)           The Company has full power and authority to execute and deliver the Company Order, and the Indenture and the Company Order have been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the Trustee, constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization or other laws of general applicability relating to or affecting creditors’ rights and (ii) general equity principles, whether considered at equity or in a court of law.  The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

(d)           The Company has full power and authority to execute and deliver the Debentures and the Debentures have been duly authorized, executed and delivered by the Company, and assuming due authentication by the Trustee, constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization or other laws of general applicability relating to or affecting creditors’ rights and (ii) general equity principles, whether considered at equity or in a court of law.

(e)           The Securities and Exchange Commission has issued an appropriate order under the Securities Act of 1933, as amended, with respect to the sale of the Debentures.  No other approval or consent of any governmental body is required for the issuance and the sale of the Debentures to you or the performance by the Company of its obligations under the Underwriting Agreement, the Indenture or the Company Order.  I have not considered whether any approval or consent is required under the blue sky laws of any jurisdiction.

I am today delivering an executed copy of this opinion to the Hunton & Williams LLP and & Dewey & LeBoeuf LLP, who are entitled to rely upon this opinion to the same extent as if such opinion were addressed to them.  This opinion is rendered to you, the Trustee, Hunton & Williams LLP and Dewey & LeBoeuf LLP, in connection with the above-described transaction.  This opinion may not be relied upon by you, the Trustee,

Hunton & Williams LLP and Dewey & LeBoeuf LLP for any other purpose, or relied upon or furnished to any other person, firm or corporation without my prior written permission.

Very truly yours,

/s/ Thomas G. Berkemeyer